CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of the Plainsboro Funds on Post Effective Amendment No. 4 under the Securities Act of 1933 and Amendment No. 6 under the Investment Company Act of 1940 to Form N-1A of our report dated October 30, 2013 on the financial statements of the Plainsboro China Fund, appearing in the Annual Report on Form N-CSR of the Fund for the year ended August 31, 2013, and to the reference to our firm under the caption “Financial Highlights” in the Prospectus.

/s/Cowan, Gunteski & Co., P.A.

Tinton Falls, New Jersey

December 20, 2013